EXHIBIT 10.2

TENNANT’S

SHORT-TERM

INCENTIVE

PLAN

(STIP)

2006

Tennant Company	Incentive Plan

OBJECTIVE	To maximize Economic Profit Improvement.

STIP DESIGN	It is essential for the management team to focus on common goals and objectives and to work towards the organization’s long-term success. One vehicle to help facilitate this is a Short-Term Incentive Plan (STIP). Through the STIP, Tennant can reinforce the following:

• making decisions based on the overall organization’s long-term success;
•   leveraging capital investments;
•   tying incentives to the business performance; and
• successfully meeting annual individual objectives.

Given the above, Tennant’s STIP has been designed to include four basic elements:

1. maximize returns on investment; 2. recognize unit performance; 3. reward teamwork across the organization; and 4. recognize individual contributions.

ECONOMIC PROFIT (EP)	As an organization, Tennant will be utilizing Economic Profit (EP) improvement as the primary driver of our business. As a result, objectives at two levels (Corporate and Business Unit) are tied directly to EP improvement.

Corporate EP — At the Corporate/TCON level, our EP improvement target is set forth on Attachment A. Each STIP participant will have a minimum of 50% of his/her STIP award tied to the TCON EP improvement target. The primary elements of EP are:

• Sales • Operating Expenses — Cost of Sales — Selling and Administration Expenses • Tax Rates • Capital Charge on net assets, including: — Inventories — Receivables — Property, Plant and Equipment

Payout under the TCON EP element is a function of how well the Company performs (i.e., actual EP improvement, year over year vs. target improvement).

Tennant Company	Incentive Plan

Business Unit EP — Unit EP improvement has the same characteristics as TCON EP, except it is computed at the business unit level. Each of the business units will have an EP improvement target (see Attachment A).

Minimum EP Performance Factor — If the combined business unit and corporate EP performance level fall below a 25% payout factor, the EP payout factor will equal 25% so long as:
• The payout does not equal more than 25% of the actual net operating profit before taxes of TCON or the Business Unit
• The individual objectives score (see Attachment B) is equal to or greater than .90, meaning the individual met or exceeded expectations.

In such situations, the maximum payout will equal 25% of target.

Individual Contribution — The focus here is on meeting individual objectives. Each STIP participant will have annual objectives set prior to the start of the calendar year (see Attachment C). These objectives will typically be critical to helping Tennant achieve its immediate profit and/or long-term strategic goals.

At the end of the year, managers will submit their individual factor recommendations to the Management Committee, who will review the objectives to ensure that there is a consistent calibration across departments.

A factor will then be determined based on the individual’s performance. See attachment B for clarification.

Many individual factors will have some inherent level of subjectivity. To help drive a level of rating consistency across the organization, a recommended distribution of individual scores is provided in attachment B.

The Management Committee (CEO, VP of HR, CFO, and respective SMT member) will be responsible for reviewing and approving year-end performance and corresponding STIP payout awards. As these relate to executive officers, the Compensation Committee of the Board must approve the STIP awards and payouts.

Tennant Company	Incentive Plan

STIP Payout Formula	STIP Payout Formula =

Base Salary X STIP Award % = Target Award

[(Target Award X Corp. EP Weighting X Corp. EP Factor) + (Target Award X Unit EP Weighting X Unit EP Factor)] X Individual Factor

Tennant Company	Incentive Plan

DEFINITIONS

BASE SALARY	The total base pay of an individual for the calendar year of the plan year.

OBJECTIVES	Company and individual objectives should be developed prior to the beginning of the Plan year. Individual objectives will be approved by the respective unit head. Quarterly review and evaluation of each participant’s objectives will be the responsibility of the STIP participant and his/her manager.

MANAGEMENT COMMITTEE	This Committee has the responsibility for administration of the Plan, reviewing annual objectives, approving any changes in objectives, and resolving any issues around Plan interpretations. The Management Committee will consist of Tennant’s CEO, VP of HR, CFO, and the respective SMT member.

MATERIAL CHANGES	In those instances where there are material changes in the business (e.g., mergers, acquisitions, divestitures), the Management Committee reserves the right, without limitation, to make corresponding adjustments to any or all aspects of the Plan (i.e., funding schedules, individual objectives, etc.). For changes that affect the SMT, the Compensation Committee of the Board must approve respective changes.

OBJECTIVES UPDATE	In those instances where organizational objectives or priorities supersede a participant“s objectives, appropriate adjustments to the participant“s objectives must be reviewed and approved by the Management Committee.

ANNUAL PAYOUT	Annual incentives will be distributed within two and a half months after the year-end (i.e, by March 15).

Except as set forth below, payouts in excess of 200% of target will be made in restricted stock with a vesting schedule of 50% per year over the following two years. If the participant announces his or her retirement after any such restricted stock is issued, the restrictions on such shares shall lapse. Notwithstanding the foregoing, if the participant’s employment terminates by reason of retirement during the plan year, payout in excess of 200% of target will be made in cash.

TERMINATION	Should a participant’s employment terminate prior to the end of the Plan year for any reason other than retirement, death, or disability, the participant will not be entitled to an incentive payment for the Plan year.

Tennant Company	Incentive Plan

If a participant’s employment with the Company terminates by reason of retirement, death, or disability, a prorated payment will be made within two and a half months following year-end close, based upon the time the participant served in the eligible job during the Plan year. The final award will be based on year-end performance.

CHANGE IN JOB WITHIN THE COMPANY	A participant who is promoted or demoted from a STIP-eligible job to another STIP-eligible job with a different STIP Target Award Percent will have a prorated payment based upon the time served in each job during the Plan year, provided at least three months was served in each job. If a participant is in an eligible job for less than three months during the Plan year, the payment is based on the target award percent of the job served in the longest.

A participant who changes jobs but is not eligible for this Plan retains the right to a prorated payment under this Plan based on the length of time in the eligible job provided at least three months was served in the STIP-eligible job.

EMPLOYMENT AT WILL	Participation in the Incentive Plan does not constitute a guarantee of continued employment to individuals in the Plan. Employment with the Company remains “at will,” which means that all aspects of the job, including employment by the Company, may be changed or terminated by the Company at any time with or without cause. Likewise, the individual may terminate employment with Tennant.

PLAN INTERRUPTION AND IMPLEMENTATION	The Company reserves the right, without limitation, to interpret and implement this Plan in accordance with the 1998 Management Incentive Plan. Interpretations of this Plan are generally made by the Compensation Committee of the Board.

Participant Signature	Date

Manager Signature	Date

SLT Member Signature	Date